EXHIBIT INDEX TO FORM N-SAR
                          OF MML SERIES INVESTMENT FUND
                      FOR THE PERIOD ENDED DECEMBER 31, 1999



Exhibit No.             Description

77B             Accountant's report on internal control

77K             Changes in Registrant's certifying accountant

77O             Transactions effected pursuant to Rule 10f-3





For Period Ending 12/31/99
File No. 811-2224

77B         Accountant's report on internal control


INDEPENDENT AUDITORS' REPORT

The Board of Trustees,
MML Series Investment Fund:

In planning and performing our audits of the financial statements of MML Series Investment Fund (the "Trust") for the year ended December 31, 1999 (on which we have issued our reports dated February 1, 2000 and February 8, 2000), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trust's internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Trust's internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1999.

This report is intended solely for the information and use of management, the Board of Trustees of the Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

February 8, 2000




For Period Ending 12/31/99
File No. 811-2224

Item 77K:  Changes in Registrant's certifying accountant

Registrant's Board of Trustees dismissed PricewaterhouseCoopers LLP ("PwC") as its principal accountant, effective July 22, 1999. Registrant's Audit Committee recommended engaging Deloitte & Touche LLP as the principal accountant to audit the Funds' financial statements for fiscal year 1999.
The Board of Trustees approved the appointment of Deloitte & Touche LLP at a special meeting held on March 26, 1999.

For fiscal years 1997 and 1998, and during the period prior to PwC's dismissal, Registrant Trust and PwC have not had any disagreements on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, that either (1) have not been resolved to PwC's satisfaction and (2) or, if not resolved to PwC's satisfaction, would have caused it to make a reference to the subject matter of the disagreement in connection with its report. Moreover, PwC's report on the Funds' financial statements for the fiscal years 1997 and 1998 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.






For Period Ending 12/31/99
File No. 811-2224

Item 770.  Transactions Effected Pursuant to Rule 10f-3

MML Small Cap Growth Equity Fund (Series 7)

On September 27, 1999, Registrant purchased 475 shares issued by Foundry Networks at a price of $25 per share, amounting to a $11,875 aggregate purchase price. J.P. Morgan Securities Inc., an affiliate of J.P. Morgan Investment Management Inc., one of the Fund's (Series 7) sub-advisers, participated in the underwriting syndicate. Deutsche Morgan Grenfell was the broker from whom the Fund purchased shares.

On September 27, 1999, Registrant purchased 600 shares issued by Foundry Networks at a price of $25 per share, amounting to a $15,600 aggregate purchase price. J.P. Morgan & Co., an affiliate of J.P. Morgan Investment Management
Inc., participated in the underwriting syndicate.   Deutsche Bank Securities
was the broker from whom the Fund purchased shares.

On October 7, 1999, Registrant purchased 1,100 shares issued by Illuminet at a price of $19 per share, amounting to a $20,900 aggregate purchase price. Jefferies & Co., Inc., an entity that may be deemed an affiliate of the Fund, participated in the underwriting syndicate. Morgan Stanley & Co., Inc. was the broker from whom the Fund purchased shares.

On October 18, 1999, Registrant purchased 3,000 shares issued by Martha Stewart Living at $18 per share, amounting to a $54,000 aggregate purchase price. Advest, Inc., an entity that may be deemed an affiliate of the Fund, participate in the underwriting syndicate. Morgan Stanley & Co., Inc. was the broker from whom the Fund purchased shares.

On November 11, 1999, Registrant purchased 400 shares issued by Finisar Corp. at a price of $19 per share, amounting to a $7,600 purchase price. J.P. Morgan Securities participated in the underwriting syndicate. Merrill Lynch was the broker from whom the Fund purchased the shares.

On November 11, 1999, Registrant purchased 3,000 shares issued by Finisar Corp. at a price of $19 per share, amounting to $57,000 aggregate purchase price. J.P. Morgan Securities participated in the underwriting syndicate. Merrill Lynch was the broker from whom the Fund purchased shares.

On December 9, 1999, Registrant purchased 900 shares issued by Freemarkets at a price of $48 per share, amounting to a $43,200 aggregate purchase price. Advest, Inc. participated in the underwriting syndicate. Morgan Stanley & Co., Inc. was the broker from whom the Fund purchased shares.


Richard G. Dooley, a Trustee of Registrant, is a director of Jefferies Group, Inc., the parent of Jefferies & Co. and Advest, Inc. In addition, J.P. Morgan is considered an affiliated underwriter since a related entity is the sub-adviser to the MML Small Cap Growth Equity Fund, Series 7 of Registrant.

To the extent such offerings might be deemed to be underwritten public offerings, Registrant claims an exemption from the provisions of Section 10(f) of the Investment Company Act of 1940, as amended, (the "Act") on the basis that, with respect to this purchase, Registrant has complied with the provisions of Rule 10f-3 promulgated under the Act. Registrant's Board of Trustees has adopted procedures, pursuant to which such purchases may be effected. Such procedures are reasonably designed to provide for the conditions set forth in subsections (a) through (g) of Rule 10f-3.

Registrant will preserve a record of this transaction for a period of six years from the end of the fiscal year in which the transaction occurred, the first two years in an easily accessible place.